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                                                                   Exhibit 10.33

                            Carlyle Industries, Inc.
                              c/o Noel Group, Inc.
                               667 Madison Avenue
                                   25th Floor
                            New York, New York 10021


                                 March 25, 1998

Edward F. Cooke
Carlyle Industries, Inc.
667 Madison Avenue
25th Floor
New York, New York 10021

Dear Mr. Cooke:

      This letter sets forth and confirms the agreement between Carlyle Industries, Inc. (the "Company") and you regarding, among other things, the terms under which your employment with the Company may be terminated, which terms were approved by the Company's Board of Directors at a meeting held on February 25, 1998. The agreement between you and the Company is as follows:

      1. Severance. If within one year after a Change in Control (as defined below) of the Company your employment with the Company shall terminate for any reason, including, without limitation, a voluntary termination or resignation by you or the termination by the Company for cause or otherwise, the Company shall pay you, in a single lump sum payment, within 30 days after such termination, an amount equal to your entire annual base salary then in effect. For purposes hereof, a "Change of Control" of the Company shall be deemed to have occurred upon the occurrence of any of the following events:

            (i) A change in control of the direction and administration of the Company's business of a nature that if any securities of the Company were registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), would be required to be reported in response to (a) Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or (b) Item 1(a) of Form 8-K under the Exchange Act as each is in effect on the date hereof and any successor provision of such regulations under the Exchange Act, whether or not the Company is then subject to such reporting requirements; or

            (ii) Any "person" or "group" (as such term is used in connection with Section 13(d) and 14(d)(2) of the Exchange Act) but excluding any employee benefit plan of the Company or any "affiliate" or "associate" of the Company (as
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defined in Regulation 12b-2 under the Exchange Act) (a) is or becomes the
"beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors or (b) acquires by proxy or otherwise 50% or more of the combined voting securities of the Company having the right to vote for the election of directors of the Company, for any merger or consolidation of the Company, for the election of Directors, or for any other matter; or

          (iii) During any period of twenty-four (24) consecutive months, the individuals who at the beginning of such period constitute the Board of Directors of the Company or any individuals who would be "Continuing Directors" (as hereinafter defined) cease for any reason to constitute at least a majority thereof. For purposes of this Agreement, "Continuing Directors" shall mean the directors of the Company in office on the date hereof and any successor to any such director and any additional director who after the date hereof (i) was nominated or selected by a majority of the Continuing Directors in office at the time of his nomination or selection and (ii) who is not an "affiliate" or "associate" (as defined in Regulation 12b-2 under the Exchange Act) of any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of the Company's outstanding securities then entitled ordinarily to vote for the election of directors; or

          (iv) There shall be consummated (A) any consolidation, merger or recapitalization of the Company or any similar transaction involving the Company, whether or not the Company is the continuing or surviving corporation, pursuant to which shares of the Company's common stock, par value $.01 per share ("Common Stock"), would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportion and ownership of common stock of the surviving corporation immediately after the merger, (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company or (C) the adoption of a plan of complete liquidation of the Company (whether or not in connection with the sale of all or substantially all of the Company's assets) or a series of partial liquidations of the Company that is de jure or de facto part of a plan of complete liquidation of the Company; provided, that the divestiture of less than substantially all of the assets of the Company in one transaction or a series of related transactions, whether effected by sale, lease, exchange, spin-off, sale of the stock or merger of a subsidiary of the Company or otherwise, or a transaction solely for the purpose of reincorporating the Company in another jurisdiction, shall not constitute a "Change in Control"; or

          (v) The Board of Directors of the Company shall approve any merger, consolidation or like business combination or reorganization of the


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      Company, the consummation of which would result in the occurrence of any event described (i), (ii) or (iv) above.

            2. Stock Options. The Company confirms that on February 25, 1998 it granted to you options to purchase 22,222 shares of Common Stock at an exercise price of $1.3125, which options will become exercisable in five equal annual increments beginning on the date of grant. The terms of such options are more fully set forth in the stock option agreement between the Company and you entered into on the date hereof.

            3. General. This Agreement may not be modified except by a written instrument duly executed by both parties. This Agreement and the performance hereunder shall be governed by and construed in accordance with the laws of the State of New York. The failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of any right hereunder. This Agreement and the rights and duties hereunder shall not be assignable by either party hereto except upon the written consent of the other party. This Agreement may be executed in counterparts, each of which shall be deemed one and the same instrument.

            Please confirm that the foregoing accurately sets forth our understanding by executing the enclosed copy of this letter and returning it to us.

                                          CARLYLE INDUSTRIES, INC.


                                          By:  /s/ Karen Brenner
                                             ---------------------------------


AGREED TO AND ACCEPTED
as of the date of the signature below.


 /s/ Edward F. Cooke
-------------------------------------
Edward F. Cooke


Dated: March 24, 1998
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